Exhibit 99.4

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered August 31, 2012 (the “Effective Date”), by and between Senior Housing Properties Trust, a Maryland real estate investment trust (“SNH”), and David J. Hegarty (“Indemnitee”).

WHEREAS Indemnitee has agreed to be member, a director and an officer of D&R Yonkers LLC (the “Company”) which is of direct, material benefit to SNH; and

WHEREAS, as an inducement to Indemnitee to be a member, director and officer of the Company, SNH has agreed to indemnify Indemnitee against any costs, losses and damages incurred by Indemnitee by reason of his being a member, director or officer of the Company, including in connection with any claims, suits or proceedings, and to advance expenses incurred by Indemnitee;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1.  Indemnification.  SNH shall indemnify Indemnitee as provided in this Agreement and otherwise, to the fullest extent permitted by law, against all costs, losses and expenses sustained or incurred by Indemnitee as member, director or officer of the Company, including, but not limited to, in connection with any threatened or pending action, suit, arbitration, investigation or any other proceeding, whether civil, criminal or administrative, including on appeal, to which Indemnitee is a party or is threatened to be made a party or a witness by reason of his being a member, director or officer of the Company and/or in connection with any costs, losses or expenses under the sublease between the Company and SNH Yonkers Tenant Inc. and/or the management agreement between the Company and FVE Managers, Inc., each dated August 31, 2012, and as amended.

Section 2.  Advance of Expenses.  SNH shall advance all expenses incurred by or on behalf of Indemnitee in connection with any matter which may give rise to indemnification hereunder within ten days after the receipt by SNH of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such matter.  To the extent that expenses advanced to Indemnitee do not relate to a specific claim, issue or matter, such expenses shall be allocated on a reasonable and proportionate basis.

Section 3.  Defense.  SNH shall have the right to defend Indemnitee in any action, suit, arbitration, investigation or any other proceeding which may give rise to indemnification hereunder.  SNH shall not, without the prior written consent of Indemnitee, which shall not be unreasonably withheld or delayed, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee or (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect thereof, which release shall be in form and substance reasonably satisfactory to Indemnitee.

Section 4.  Non-Exclusivity; Survival of Rights.

(a)           The rights of indemnification and advance of expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Limited Liability Company Operating Agreement or Bylaws of the Company, or otherwise.  No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee as a member, director or officer of the Company prior to such amendment, alteration or repeal.

(b)           In the event of any payment under this Agreement, SNH shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable SNH to bring suit to enforce such rights.

(c)           SNH shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

Section 5.  Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 6.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.  One such counterpart signed by the party against whom enforceability is sought shall be sufficient to evidence the existence of this Agreement.

Section 7.  Headings.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 8.  Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 9.  Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered at the following addresses to the parties hereto:

(a)           If to Indemnitee, to:  The address set forth on the signature page hereto.

(b)           If to SNH to:

Senior Housing Properties Trust

Two Newton Place

255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attn:  Secretary

or to such other address as may have been furnished to Indemnitee by SNH or to SNH by Indemnitee, as the case may be.

Section 10.  Governing Law.  The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without regard to its conflicts of laws rules.

Section 11.  Arbitration.

(a)           Any disputes, claims or controversies between the parties arising out of or relating to this Agreement, or, in the case of SNH, brought by or on behalf of any shareholder of SNH (which for purposes of this Section 11, shall mean any shareholder of record or any beneficial owner of shares of SNH, or any former shareholder of record or beneficial owner of shares), either on his, her or its own behalf, on behalf of SNH or on behalf of any series of shares of SNH or shareholders of SNH against the either party or, in the case of SNH, against any member, trustee, officer, manager (including Reit Management Research LLC or its successor), agent or employee of SNH, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, including this arbitration provision, or the declaration of trust, or bylaws of SNH (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 11.  For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against trustees, officers or managers of SNH and class actions by a shareholder against those individuals.

(b)           There shall be three (3) arbitrators.  If there are only two (2) parties to the Dispute, each party shall select one arbitrator within fifteen (15) days after receipt by respondent of a copy of the demand for arbitration.  Such arbitrators may be affiliated or interested persons of such parties.  If either party fails to timely select an arbitrator, the other party to the Dispute shall select the second arbitrator who shall be neutral and impartial and shall not be affiliated with or an interested person of either party.  If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one arbitrator.  Such arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be.  If either all claimants or all respondents fail to timely select an arbitrator then such arbitrator (who shall be neutral, impartial and unaffiliated with any party) shall be appointed by the AAA.  The two (2) arbitrators so appointed shall jointly appoint the third and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second arbitrator.  If the third arbitrator has not been appointed within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

(c)           The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.

(d)           There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.

(e)           In rendering an award or decision (the “Award”), the arbitrators shall be required to follow the laws of the State of Maryland.  Any arbitration proceedings or Award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  The Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of law on which it is based.

(f)            Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and provided that the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of a party’s award to the claimant or the claimant’s attorneys.  Each party (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third appointed arbitrator.

(g)           An Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between such parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon the Award may be entered in any court having jurisdiction.  To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(h)           Any monetary award shall be made and payable in U.S. dollars free of any tax, deduction or offset.  Each party against which the Award assesses a monetary obligation shall pay that obligation on or before the 30th day following the date of the Award or such other date as the Award may provide.

(i)            This Section 11 is intended to benefit and be enforceable by the shareholders, trustees, officers, managers (including Reit Management & Research LLC or its successor) agents or employees of SNH and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:	SENIOR HOUSING PROPERTIES TRUST

/s/ Camille Balletto	By:	/s/ Jennifer B. Clark	(SEAL)
Name: Jennifer B. Clark
Title: Secretary

WITNESS:	INDEMNITEE

/s/ Judith A. Crowley	/s/ David J. Hegarty
Name: David J. Hegarty
Address:

Schedule to Exhibit 99.4

Richard A. Doyle is a party to an Indemnification Agreement with the Company, which is substantially identical in all material respects to the representative Indemnification Agreement filed herewith and is dated as of the same date.  This Indemnification Agreement is omitted pursuant to Instruction 2 to Item 601 of Regulation S-K.